Exhibit 99.1

MEAD JOHNSON NUTRITION REAFFIRMS COMMITMENT TO CHINA CONSUMERS

GLENVIEW, Ill., July 2, 2013 - Mead Johnson Nutrition Company (NYSE: MJN) announced today that it is committed to providing high-quality and safe products at a good value for consumers in China and throughout the world.  The company is fully cooperating with the recently reported Chinese government antitrust review of resale prices in the infant formula market and will provide information in response to inquiries received from government officials.

This year marks the 20th anniversary of Mead Johnson’s manufacturing presence in China, and the company values its longstanding relationships with local suppliers, distributors and other business partners.  The company also remains fully committed to its many programs supporting the local communities in which it operates.

About Mead Johnson

Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in over 50 markets worldwide.  The company’s mission is to nourish the world’s children for the best start in life.  The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years.  The company’s “Enfa” family of brands, including Enfamil® infant formula, is the world’s leading brand franchise in pediatric nutrition. For more information, visit meadjohnson.com.

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CONTACTS

Investors:  Kathy MacDonald, (847) 832-2182, kathy.macdonald@mjn.com

Media:  Christopher Perille, (847) 832-2178, chris.perille@mjn.com